EXHIBIT 10(AH) - MATERIAL CONTRACTS

National Western Life Insurance Company
INTERNATIONAL Marketing Officer Bonus Program

The Bonus Program ("Program") is designed to reward International Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for International Life business, (2) persistency, and (3) expense management.

Each of the above performance factors will have an assigned target level for purposes of the Program. Succeeding years under the Program will have agreed upon target levels by year. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 50% for sales performance, 25% for persistency performance, and 25% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (50% of base salary):

The sales component of the Program is based upon a 2002 International Life sales target of $18,750,000 net placed annualized target premium. The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon this sales target, the bonus percentage corresponding with the International Life sales production levels achieved in 2002 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Placed Target	Bonus
Premium	%

$12,750,000	10%
$14,250,000	20%
$15,750,000	30%
$17,250,000	40%
$18,750,000	50%
$20,250,000	60%
$23,250,000	70%
$24,750,000	80%
$26,250,000	90%
$26,250,000	100%

Assuming an officer salary of $100,000 and 2002 production of $20,250,000 of International Life placed target premium, the officer's 2002 sales bonus component under the Program would be $60,000 ($100,000 x 60%).

Persistency Component (25% of base salary):

The target persistency performance factors for International Life business have been supplied by Actuarial and are as follows:

  First year annual lapse rate of 5.06%

  Second year annual lapse rate of 13.96%

  Third year annual lapse rate of 8.23%

The persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter. Accordingly, the persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the International Life persistency levels achieved in 2002 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Business Persistency	Bonus %

Target - 2.00%	5%
Target - 1.50%	10%
Target - 1.00%	15%
Target - 0.50%	20%
Target	25%
Target + 0.50%	30%
Target + 1.00%	35%
Target + 1.50%	40%
Target + 2.00%	45%
Target + 2.50%	50%

Assuming an officer salary of $100,000 and 2002 persistency of Target - 0.50% for International Life business, the officer's 2002 persistency bonus component under the Program would be $20,000 ($100,000 x 20%).

Target persistency, for purposes of this Program, will be the rolling persistency amounts calculated by Paul Facey using the 2002 through 2004 sales goals.

Expense Component (25% of base salary):

The expense component of the program is based upon actual expense management versus budgeted expenses. Budgeted expenses are those amounts approved by the Budget Committee as part of the annual budgeting process and include all cost centers associated with International Marketing.

Based upon the approved budgeted expenses, the bonus percentage corresponding with the actual expense levels achieved in 2002 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Expense Management	Bonus %	$ Targets Per 2002 Budget

104% of Budget	5%	$1,988,800
103% of Budget	10%	$1,969,700
102% of Budget	15%	$1,950,500
101% of Budget	20%	$1,931,400
Budget	25%	$1,912,300
98% of Budget	30%	$1,874,100
96% of Budget	35%	$1,835,800
94% of Budget	40%	$1,797,600
92% of Budget	45%	$1,759,300
90% of Budget	50%	$1,721,100

Assuming an officer salary of $100,000 and 2002 actual expenses at 96% of Budget, the officer's 2002 expense management bonus component under the Program would be $35,000 ($100,000 x 35%).

From the above examples, the officer with a $100,000 base salary would receive a 2002 bonus under the program of $115,000 ($60,000 sales plus $20,000 persistency plus $35,000 expense management) reflecting sales and expense management above "par" and persistency below "par".

Administration:

Bonus amounts under the program will be earned and paid for based upon actual results on a quarterly basis. The quarterly bonus amount will be based upon year-to-date results. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid previously will not be recouped from the participants in the event of suspension except at the end of the Program year if unearned.